CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Notes	$3,285,000	$381.72

Pricing supplement no. 2970

To prospectus dated November 14, 2011,

prospectus supplement dated November 14, 2011,

product supplement no. 8-I dated November 14, 2011 and

underlying supplement no. 1-I dated November 14, 2011

Registration Statement No. 333-177923 Dated October 3, 2014 Rule 424(b)(2)

$3,285,000 6.00% per annum Single Observation Callable Yield Notes due October 11, 2016 Linked to the Lesser Performing of the S&P 500® Index and the Russell 2000® Index

General

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The notes are designed for investors who seek a higher interest rate than the current yield on a conventional debt security with the same maturity issued by us. Investors should be willing to forgo the potential to participate in the appreciation of either the S&P 500® Index or the Russell 2000® Index and to forgo dividend payments. Investors should be willing to assume the risk that they will receive less interest if the notes are called and the risk that, if the notes are not called, they may lose some or all of their principal at maturity.

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The notes will pay 6.00% per annum interest over the term of the notes, assuming no Optional Call, payable at a rate of 1.50% per quarter. However, the notes do not guarantee any return of principal at maturity. Instead, if the notes are not called, the payment at maturity will be based on the performance of the Lesser Performing Underlying and whether the Ending Underlying Level of either Underlying is less than its Starting Underlying Level by more than the applicable Buffer Amount, as described below. Any payment on the notes is subject to the credit risk of JPMorgan Chase & Co.

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The notes may be called, in whole but not in part, at our option on any of the Optional Call Dates set forth below. The first Optional Call Date, and therefore the earliest date on which the notes may be called, is January 5, 2015.

—	Unsecured and unsubordinated obligations of JPMorgan Chase & Co. maturing October 11, 2016*
—	The payment at maturity is not linked to a basket composed of the Underlyings. The payment at maturity is linked to the performance of each of the Underlyings individually, as described below.
—	Minimum denominations of $10,000 and integral multiples of $1,000 in excess thereof

Key Terms

Underlyings:	The S&P 500® Index (Bloomberg ticker: SPX) and the Russell 2000® Index (Bloomberg ticker: RTY) (each an “Underlying,” and collectively, the “Underlyings”)
Interest Rate:

6.00% per annum over the term of the notes, assuming no Optional Call, payable at a rate of 1.50% per quarter

The notes may be called, in whole but not in part, at our option (such an event, an “Optional Call”) on any of the Optional Call Dates set forth below.

Buffer Amount:	With respect to the S&P 500® Index, 491.975, which is equal to 25.00% of its Starting Underlying Level. With respect to the Russell 2000® Index, 276.18575, which is equal to 25.00% of its Starting Underlying Level.
Pricing Date:	October 3, 2014
Original Issue Date (Settlement Date):	On or about October 10, 2014
Observation Date*:	October 3, 2016
Maturity Date*:	October 11, 2016
CUSIP:	48127DF52
Interest Payment Dates*:	January 12, 2015, April 13, 2015, July 13, 2015, October 13, 2015, January 10, 2016, April 11, 2016, July 12, 2016 and the Maturity Date
Payment at Maturity:

If the notes have not been previously called, the payment at maturity, in excess of any accrued and unpaid interest, will be based on whether a Trigger Event has occurred and the performance of the Lesser Performing Underlying. If the notes are not called, for each $1,000 principal amount note, you will receive $1,000 plus any accrued and unpaid interest at maturity, unless a Trigger Event has occurred.

If the notes have not been previously called and a Trigger Event has occurred, at maturity you will lose 1% of the principal amount of your notes for every 1% that the Ending Underlying Level of the Lesser Performing Underlying is less than its Starting Underlying Level. Under these circumstances, your payment at maturity per $1,000 principal amount note, in addition to any accrued and unpaid interest, will be calculated as follows:

$1,000 + ($1,000 × Lesser Performing Underlying Return)

If the notes have not been previously called and a Trigger Event has occurred, you will lose more than 25% of your principal amount and could lose up to the entire principal amount of your notes at maturity.

Trigger Event:	A Trigger Event occurs if the Ending Underlying Level of either Underlying is less than its Starting Underlying Level by more than the applicable Buffer Amount.
Underlying Return:	With respect to each Underlying, the Underlying Return is calculated as follows: (Ending Underlying Level – Starting Underlying Level) Starting Underlying Level
Optional Call:	We, at our election, may call the notes, in whole but not in part, on any of the Optional Call Dates at a price for each $1,000 principal amount note equal to $1,000 plus any accrued and unpaid interest to but excluding the applicable Optional Call Date. If we intend to call your notes, we will deliver notice to DTC at least five business days before the applicable Optional Call Date.
Optional Call Dates*:	Each Interest Payment Date (other than the Maturity Date) will be an Optional Call Date.
Other Key Terms:	See “Additional Key Terms” on the next page.
*	Subject to postponement as described under “Description of Notes — Postponement of a Determination Date,” “Description of Notes — Payment at Maturity,” “Description of Notes — Interest Payments” and “Description of Notes — Payment upon Optional Call” in the accompanying product supplement no. 8-I.

Investing in the Single Observation Callable Yield Notes involves a number of risks. See “Risk Factors” beginning on page PS-10 of the accompanying product supplement no. 8-I, “Risk Factors” beginning on page US-1 of the accompanying underlying supplement 1-I and “Selected Risk Considerations” beginning on page PS-3 of this pricing supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public (1)	Fees and Commissions (2)	Proceeds to Issuer
Per note	$1,000	$15	$985
Total	$3,285,000	$49,275	$3,235,725
(1)	See “Supplemental Use of Proceeds” in this pricing supplement for information about the components of the price to public of the notes.
(2)	J.P. Morgan Securities LLC, which we refer to as JPMS, acting as agent for JPMorgan Chase & Co., will pay all of the selling commissions of $15.00 per $1,000 principal amount note it receives from us to other affiliated or unaffiliated dealers. See “Plan of Distribution (Conflicts of Interest)” beginning on page PS-48 of the accompanying product supplement no. 8-I.

The estimated value of the notes as determined by JPMS, when the terms of the notes were set, was $971.20 per $1,000 principal amount notes. See “JPMS’s Estimated Value of the Notes” in this pricing supplement for additional information.

The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

October 3, 2014

Additional Terms Specific to the Notes

You should read this pricing supplement together with the prospectus dated November 14, 2011, as supplemented by the prospectus supplement dated November 14, 2011 relating to our Series E medium-term notes of which these notes are a part, and the more detailed information contained in product supplement no. 8-I dated November 14, 2011 and underlying supplement no. 1-I dated November 14, 2011. This pricing supplement, together with the documents listed below, contains the terms of the notes, supplements the term sheet related hereto and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. 8-I and “Risk Factors” in the accompanying underlying supplement no. 1-I, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

—	Product supplement no. 8-I dated November 14, 2011:

http://www.sec.gov/Archives/edgar/data/19617/000089109211007604/e46186_424b2.pdf

—	Underlying supplement no. 1-I dated November 14, 2011:

http://www.sec.gov/Archives/edgar/data/19617/000089109211007615/e46154_424b2.pdf

—	Prospectus supplement dated November 14, 2011:

http://www.sec.gov/Archives/edgar/data/19617/000089109211007578/e46180_424b2.pdf

—	Prospectus dated November 14, 2011:

http://www.sec.gov/Archives/edgar/data/19617/000089109211007568/e46179_424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 19617. As used in this pricing supplement, the “Company,” “we,” “us” and “our” refer to JPMorgan Chase & Co.

Additional Key Terms

Starting Underlying Level:	With respect to each Underlying, the closing level of that Underlying on the Pricing Date, which was 1,967.90 for the S&P 500® Index and 1,104.743 for the Russell 2000® Index
Ending Underlying Level:	With respect to each Underlying, the closing level of that Underlying on the Observation Date
Lesser Performing Underlying:	The Underlying with the Lesser Performing Underlying Return
Lesser Performing Underlying Return:	The lower of the Underlying Returns of the Underlyings

Supplemental Terms of the Notes

Notwithstanding anything to the contrary in the accompanying product supplement no. 8-I, the “closing level” of the Russell 2000® Index or any relevant successor index (as defined in the accompanying product supplement no. 8-I) on any relevant day will equal the closing level of the Russell 2000® Index or that successor index, as applicable, as published by Bloomberg Financial Markets with respect to that day. Currently, Bloomberg Financial Markets publishes the closing level of the Russell 2000® Index to four decimal places, whereas Russell Investment Group (“Russell”), the index sponsor of the Russell 2000® Index, publishes the official closing level of the Russell 2000® Index to six decimal places. As a result, the closing level of the Russell 2000® Index published by Bloomberg Financial Markets will likely be slightly different from the official closing level of the Russell 2000® Index published by Russell.

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Selected Purchase Considerations

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THE NOTES OFFER A HIGHER INTEREST RATE THAN THE YIELD ON DEBT SECURITIES OF COMPARABLE MATURITY ISSUED BY US — The notes will pay interest at the Interest Rate specified on the cover of this pricing supplement, assuming no Optional Call, which is higher than the yield currently available on debt securities of comparable maturity issued by us. Because the notes are our unsecured and unsubordinated obligations, payment of any amount on the notes is subject to our ability to pay our obligations as they become due.

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QUARTERLY INTEREST PAYMENTS — The notes offer quarterly interest payments as specified on the cover of this pricing supplement, assuming no Optional Call. Interest will be payable to the holders of record at the close of business on the business day immediately preceding the applicable Interest Payment Date. If an Interest Payment Date is not a business day, payment will be made on the next business day immediately following such day, but no additional interest will accrue as a result of the delayed payment.

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POTENTIAL EARLY EXIT AS A RESULT OF THE OPTIONAL CALL FEATURE — If the notes are called pursuant to an Optional Call, on the applicable Optional Call Date, for each $1,000 principal amount note, you will receive $1,000 plus any accrued and unpaid interest to but excluding the applicable Optional Call Date.

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THE NOTES DO NOT GUARANTEE THE RETURN OF YOUR PRINCIPAL IF THE NOTES HAVE NOT BEEN PREVIOUSLY CALLED — If the notes have not been previously called, we will pay you your principal back at maturity only if a Trigger Event has not occurred. A Trigger Event occurs if the Ending Underlying Level of either Underlying is less than its Starting Underlying Level by more than the applicable Buffer Amount. However, if the notes have not been previously called and a Trigger Event has occurred, you will lose more than 25% of your principal amount and could lose up to the entire principal amount of your notes at maturity.

—	EXPOSURE TO EACH OF THE UNDERLYINGS — The return on the notes is linked to the Lesser Performing Underlying, which will be either the S&P 500® Index or the Russell 2000® Index.

The S&P 500® Index consists of 500 component stocks selected to provide a performance benchmark for the U.S. equity markets. For additional information on the S&P 500® Index, see the information set forth under “Equity Index Descriptions — The S&P 500® Index” in the accompanying underlying supplement no. 1-I.

The Russell 2000® Index consists of the middle 2,000 companies included in the Russell 3000E™ Index and, as a result of the index calculation methodology, consists of the smallest 2,000 companies included in the Russell 3000® Index. The Russell 2000® Index is designed to track the performance of the small capitalization segment of the U.S. equity market. For additional information on the Russell 2000® Index, see the information set forth under “Equity Index Descriptions — The Russell 2000® Index” in the accompanying underlying supplement no. 1-I.

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TAX TREATMENT AS A UNIT COMPRISING A PUT OPTION AND A DEPOSIT — You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 8-I. Based on the advice of Davis Polk & Wardwell LLP, our special tax counsel, and on current market conditions, in determining our reporting responsibilities we intend to treat the notes for U.S. federal income tax purposes as units each comprising: (x) a Put Option written by you that is terminated if an Optional Call occurs and that, if not terminated, in circumstances where the payment due at maturity is less than $1,000 (excluding accrued and unpaid interest) requires you to pay us an amount equal to $1,000 multiplied by the absolute value of the Lesser Performing Underlying Return and (y) a Deposit of $1,000 per $1,000 principal amount note to secure your potential obligation under the Put Option. By purchasing the notes, you agree (in the absence of an administrative determination or judicial ruling to the contrary) to follow this treatment and the allocation described in the following paragraph. However, there are other reasonable treatments that the Internal Revenue Service (the “IRS”) or a court may adopt, in which case the timing and character of any income or loss on the notes could be materially and adversely affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses on a number of issues, the most relevant of which for investors in the notes are the character of income or loss (including whether the Put Premium might be currently included as ordinary income) and the degree, if any, to which income realized by non-U.S. investors should be subject to withholding tax. While it is not clear whether the notes would be viewed as similar to the typical prepaid forward contract described in the notice, it is possible that any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect.

In determining our reporting responsibilities, we intend to treat 19.5% of each interest payment as interest on the Deposit and the remainder as Put Premium. Assuming that the treatment of the notes as units each comprising a Put Option and a Deposit is respected, amounts treated as interest on the Deposit will be taxed as ordinary income, while the Put Premium will not be taken into account prior to sale or settlement, including a settlement following an Optional Call.

Non-U.S. Holders should note that notwithstanding the discussion under “Material U.S. Federal Income Tax Consequences — Tax Consequences to Non-U.S. Holders — Recent Legislation” in the accompanying product supplement, withholding under legislation commonly referred to as “FATCA” will apply to amounts treated as interest or other “fixed or determinable annual or periodical” income for U.S. federal income tax purposes paid with respect to the notes.

Non-U.S. Holders should also note that recently proposed Treasury regulations could impose a 30% (or lower treaty rate) withholding tax on amounts paid or deemed paid after December 31, 2015 that are treated as attributable to U.S.-source dividends on equities underlying financial instruments such as the notes. While it is not clear whether or in what form these regulations will be finalized, under recent Treasury guidance, these regulations would not apply to the notes. Non-U.S. Holders should consult their tax advisers regarding

JPMorgan Structured Investments — Single Observation Callable Yield Notes Linked to the Lesser Performing of the S&P 500® Index and the Russell 2000® Index	PS-2

the potential application of these proposed regulations.

You should consult your tax adviser regarding all aspects of the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by the 2007 notice. Purchasers who are not initial purchasers of notes at the issue price should also consult their tax advisers with respect to the tax consequences of an investment in the notes, including possible alternative treatments, as well as the allocation of the purchase price of the notes between the Deposit and the Put Option.

Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in either or both of the Underlyings or any of the equity securities included in the Underlyings. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement no. 8-I dated November 14, 2011 and the “Risk Factors” section of the accompanying underlying supplement no. 1-I dated November 14, 2011.

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YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The notes do not guarantee any return of principal. If the notes have not been previously called and a Trigger Event has occurred, you will lose 1% of your principal amount at maturity for every 1% that the Ending Underlying Level of the Lesser Performing Underlying is less than its Starting Underlying Level. Accordingly, under these circumstances, you will lose more than 25% of your principal amount and could lose up to the entire principal amount of your notes at maturity.

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CREDIT RISK OF JPMORGAN CHASE & CO. — The notes are subject to the credit risk of JPMorgan Chase & Co., and our credit ratings and credit spreads may adversely affect the market value of the notes. Investors are dependent on JPMorgan Chase & Co.’s ability to pay all amounts due on the notes. Any actual or potential change in our creditworthiness or credit spreads, as determined by the market for taking our credit risk, is likely to adversely affect the value of the notes. If we were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.

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POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and as an agent of the offering of the notes, hedging our obligations under the notes and making the assumptions used to determine the pricing of the notes and the estimated value of the notes when the terms of the notes are set, which we refer to as JPMS’s estimated value. In performing these duties, our economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes. In addition, our business activities, including hedging and trading activities, could cause our economic interests to be adverse to yours and could adversely affect any payment on the notes and the value of the notes. It is possible that hedging or trading activities of ours or our affiliates in connection with the notes could result in substantial returns for us or our affiliates while the value of the notes declines. Please refer to “Risk Factors — Risks Relating to the Notes Generally” in the accompanying product supplement no. 8-I for additional information about these risks.

We are also currently one of the companies that make up the S&P 500® Index. We will not have any obligation to consider your interests as a holder of the notes in taking any corporate action that might affect the value of the S&P 500® Index and the notes.

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YOUR RETURN ON THE NOTES IS LIMITED TO THE PRINCIPAL AMOUNT PLUS ACCRUED INTEREST REGARDLESS OF ANY APPRECIATION IN THE VALUE OF EITHER UNDERLYING — If the notes are not called and a Trigger Event has not occurred, for each $1,000 principal amount note, you will receive $1,000 at maturity plus any accrued and unpaid interest, regardless of any appreciation in the value of either Underlying, which may be significant. If the notes are called, for each $1,000 principal amount note, you will receive $1,000 on the applicable Optional Call Date plus any accrued and unpaid interest, regardless of the appreciation in the value of the Underlyings, which may be significant. Accordingly, the return on the notes may be significantly less than the return on a direct investment in either Underlying during the term of the notes.

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YOU ARE EXPOSED TO THE RISK OF DECLINE IN THE CLOSING LEVEL OF EACH UNDERLYING — Your return on the notes and your payment at maturity, if any, is not linked to a basket consisting of the Underlyings. If the notes have not been previously called, your payment at maturity is contingent upon the performance of each individual Underlying such that you will be equally exposed to the risks related to either of the Underlyings. The performance of the Underlyings may not be correlated. Poor performance by either of the Underlyings over the term of the notes may negatively affect your payment at maturity and will not be offset or mitigated by positive performance by the other Underlying. Accordingly, your investment is subject to the risk of decline in the closing level of each Underlying.

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THE BENEFIT PROVIDED BY THE BUFFER AMOUNT MAY TERMINATE ON THE OBSERVATION DATE — If the Ending Underlying Level of either Underlying is less than its Starting Underlying Level (i.e., a Trigger Event occurs) and the notes have not been previously called, the benefit provided by the Buffer Amount will terminate and you will be fully exposed to any depreciation in the Lesser Performing Underlying. The Ending Underlying Level of each Underlying will be determined based on the closing level on a single day near the end of the term of the notes. In addition, the level of either Underlying at other times during the term of the notes could be greater than or equal to its Starting Underlying Level or less than its Starting Underlying Level by not more than the applicable Buffer Amount. This difference could be particularly large if there is a significant decrease in the level of an Underlying during the later portion of the term of the notes or if there is significant volatility in the level of an Underlying during the term of the notes, especially on dates near the Observation Date.

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YOUR PAYMENT AT MATURITY MAY BE DETERMINED BY THE LESSER PERFORMING UNDERLYING — Because the payment at maturity will be determined based on the performance of the Lesser Performing Underlying, you will not benefit from the performance of the other Underlying. Accordingly, if the notes have not been previously called and a Trigger Event has occurred, you will lose some or all of your principal amount at maturity, even if the Ending Underlying Level of another Underlying is greater than or equal to its Starting Underlying Level.

—	THE OPTIONAL CALL FEATURE MAY FORCE A POTENTIAL EARLY EXIT — Upon an Optional Call, the

JPMorgan Structured Investments — Single Observation Callable Yield Notes Linked to the Lesser Performing of the S&P 500® Index and the Russell 2000® Index	PS-3

amount of interest payable on the notes will be less than the full amount of interest that would have been payable if the notes were held to maturity, and, for each $1,000 principal amount note, you will receive $1,000 plus accrued and unpaid interest to but excluding the applicable Optional Call Date.

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REINVESTMENT RISK — If your notes are called, the term of the notes may be reduced to as short as three months and you will not receive interest payments after the applicable Optional Call Date. There is no guarantee that you would be able to reinvest the proceeds from an investment in the notes at a comparable return and/or with a comparable interest rate for a similar level of risk in the event the notes are called prior to the Maturity Date.

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JPMS’S ESTIMATED VALUE OF THE NOTES IS LOWER THAN THE ORIGINAL ISSUE PRICE (PRICE TO PUBLIC) OF THE NOTES — JPMS’s estimated value is only an estimate using several factors. The original issue price of the notes exceeds JPMS’s estimated value because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. See “JPMS’s Estimated Value of the Notes” in this pricing supplement.

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JPMS’S ESTIMATED VALUE DOES NOT REPRESENT FUTURE VALUES OF THE NOTES AND MAY DIFFER FROM OTHERS’ ESTIMATES — JPMS’s estimated value of the notes is determined by reference to JPMS’s internal pricing models when the terms of the notes are set. This estimated value is based on market conditions and other relevant factors existing at that time and JPMS’s assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for notes that are greater than or less than JPMS’s estimated value. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the notes could change significantly based on, among other things, changes in market conditions, our creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy notes from you in secondary market transactions. See “JPMS’s Estimated Value of the Notes” in this pricing supplement.

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JPMS’S ESTIMATED VALUE IS NOT DETERMINED BY REFERENCE TO CREDIT SPREADS FOR OUR CONVENTIONAL FIXED-RATE DEBT — The internal funding rate used in the determination of JPMS’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. The discount is based on, among other things, our view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for our conventional fixed-rate debt. If JPMS were to use the interest rate implied by our conventional fixed-rate credit spreads, we would expect the economic terms of the notes to be more favorable to you. Consequently, our use of an internal funding rate would have an adverse effect on the terms of the notes and any secondary market prices of the notes. See “JPMS’s Estimated Value of the Notes” in this pricing supplement.

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THE VALUE OF THE NOTES AS PUBLISHED BY JPMS (AND WHICH MAY BE REFLECTED ON CUSTOMER ACCOUNT STATEMENTS) MAY BE HIGHER THAN JPMS’S THEN-CURRENT ESTIMATED VALUE OF THE NOTES FOR A LIMITED TIME PERIOD — We generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our secondary market credit spreads for structured debt issuances. See “Secondary Market Prices of the Notes” in this pricing supplement for additional information relating to this initial period. Accordingly, the estimated value of your notes during this initial period may be lower than the value of the notes as published by JPMS (and which may be shown on your customer account statements).

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SECONDARY MARKET PRICES OF THE NOTES WILL LIKELY BE LOWER THAN THE ORIGINAL ISSUE PRICE OF THE NOTES — Any secondary market prices of the notes will likely be lower than the original issue price of the notes because, among other things, secondary market prices take into account our secondary market credit spreads for structured debt issuances and, also, because secondary market prices (a) exclude selling commissions and (b) may exclude projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the notes. As a result, the price, if any, at which JPMS will be willing to buy notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the maturity date could result in a substantial loss to you. See the immediately following risk consideration for information about additional factors that will impact any secondary market prices of the notes.

The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity. See “— Lack of Liquidity” below.

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SECONDARY MARKET PRICES OF THE NOTES WILL BE IMPACTED BY MANY ECONOMIC AND MARKET FACTORS — The secondary market price of the notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs and the levels of the Underlyings, including:

—	any actual or potential change in our creditworthiness or credit spreads;

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—	customary bid-ask spreads for similarly sized trades;
—	secondary market credit spreads for structured debt issuances;
—	the actual and expected volatility of the levels or prices, as applicable, of the Underlyings;
—	the time to maturity of the notes;
—	the Option Call redemption feature and whether we are expected to redeem the notes early, which is likely to limit the value of the notes;
—	the dividend rates on the equity securities included in the Underlyings;
—	the actual and expected positive or negative correlation between the Underlyings, or the actual or expected absence of any such correlation;
—	interest and yield rates in the market generally; and
—	a variety of other economic, financial, political, regulatory and judicial events.

Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the Notes, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the Notes, if any, at which JPMS may be willing to purchase your Notes in the secondary market.

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NO DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the notes, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the securities included in the Underlyings would have.

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VOLATILITY RISK — Greater expected volatility with respect to an Underlying indicates a greater likelihood as of the Pricing Date that the Ending Underlying Level of that Underlying could be less than its Starting Underlying Level by more than the applicable Buffer Amount. An Underlying’s volatility, however, can change significantly over the term of the notes. The closing level of an Underlying could fall sharply on the Observation Date, which could result in a significant loss of principal.

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AN INVESTMENT IN THE NOTES IS SUBJECT TO RISKS ASSOCIATED WITH SMALL CAPITALIZATION STOCKS — The stocks that constitute the Russell 2000® Index are issued by companies with relatively small market capitalization. The stock prices of smaller companies may be more volatile than stock prices of large capitalization companies. Small capitalization companies may be less able to withstand adverse economic, market, trade and competitive conditions relative to larger companies. Small capitalization companies are less likely to pay dividends on their stocks, and the presence of a dividend payment could be a factor that limits downward stock price pressure under adverse market conditions.

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LACK OF LIQUIDITY — The notes will not be listed on any securities exchange. JPMS intends to offer to purchase the notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes.

JPMorgan Structured Investments — Single Observation Callable Yield Notes Linked to the Lesser Performing of the S&P 500® Index and the Russell 2000® Index	PS-5

What Is the Total Return on the Notes at Maturity, Assuming a Range of Performances for the Lesser Performing Underlying?

The following table and examples illustrate the hypothetical total return at maturity on the notes. The “note total return” as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the payment at maturity plus the interest payments received over the term of the notes per $1,000 principal amount note to $1,000. The table and examples below assume that the notes have not been called prior to maturity and that the Lesser Performing Underlying is the S&P 500® Index. We make no representation or warranty as to which of the Underlyings will be the Lesser Performing Underlying for purposes of calculating your actual payment at maturity. In addition, the following table and examples assume a Starting Underlying Level for the Lesser Performing Underlying of 2,000 and reflect the Interest Rate of 6.00% per annum over the term of the notes (assuming no Optional Call) and the Buffer Amount of 25.00%. In addition, if the notes are called prior to maturity, your note total return and total payment may be less than the amounts indicated below. Each hypothetical total return and total payment set forth below is for illustrative purposes only and may not be the actual total return or total payment applicable to a purchaser of the notes. The numbers appearing in the following table and examples have been rounded for ease of analysis.

		Trigger Event Has Not Occurred (1)		Trigger Event Has Occurred (1)
Ending Underlying Level	Lesser Performing Underlying Return	Note Total Return	Total Payments over the Term of the Notes	Note Total Return	Total Payments over the Term of the Notes
3,600.000	80.00%	12.00%	$1,120.00	N/A	N/A
3,300.000	65.00%	12.00%	$1,120.00	N/A	N/A
3,000.000	50.00%	12.00%	$1,120.00	N/A	N/A
2,800.000	40.00%	12.00%	$1,120.00	N/A	N/A
2,600.000	30.00%	12.00%	$1,120.00	N/A	N/A
2,400.000	20.00%	12.00%	$1,120.00	N/A	N/A
2,200.000	10.00%	12.00%	$1,120.00	N/A	N/A
2,100.000	5.00%	12.00%	$1,120.00	N/A	N/A
2,000.000	0.00%	12.00%	$1,120.00	N/A	N/A
1,900.000	-5.00%	12.00%	$1,120.00	N/A	N/A
1,800.000	-10.00%	12.00%	$1,120.00	N/A	N/A
1,600.000	-20.00%	12.00%	$1,120.00	N/A	N/A
1,500.000	-25.00%	12.00%	$1,120.00	N/A	N/A
1,499.800	-25.01%	N/A	N/A	-13.01%	$869.90
1,400.000	-30.00%	N/A	N/A	-18.00%	$820.00
1,200.000	-40.00%	N/A	N/A	-28.00%	$720.00
1,000.000	-50.00%	N/A	N/A	-38.00%	$620.00
800.000	-60.00%	N/A	N/A	-48.00%	$520.00
600.000	-70.00%	N/A	N/A	-58.00%	$420.00
400.000	-80.00%	N/A	N/A	-68.00%	$320.00
200.000	-90.00%	N/A	N/A	-78.00%	$220.00
0.000	-100.00%	N/A	N/A	-88.00%	$120.00
(1)	A Trigger Event occurs if the Ending Underlying Level of either Underlying is less than its Starting Underlying Level by more than 25.00%.

The following examples illustrate how a total payment set forth in the table above is calculated.

Example 1: The level of the Lesser Performing Underlying increases from the Starting Underlying Level of 2,000 to an Ending Underlying Level of 2,100.00 — a Trigger Event has not occurred. Because the notes have not been called prior to maturity and a Trigger Event has not occurred, the investor receives total payments of $1,120.00 per $1,000 principal amount note over the term of the notes, consisting of interest payments of $120.00 per $1,000 principal amount note over the term of the notes and a payment at maturity of $1,000 per $1,000 principal amount note. This represents the maximum total payment an investor may receive over the term of the notes.

Example 2: The level of the Lesser Performing Underlying decreases from the Starting Underlying Level of 2,000 to an Ending Underlying Level of 1,600.00 — a Trigger Event has not occurred. Because the notes have not been called prior to maturity and a Trigger Event has not occurred, even though the Ending Underlying Level of the Lesser Performing Underlying of 1,600.00 is less than its Starting Underlying Level of 2,000, the investor receives total payments of $1,120.00 per $1,000 principal amount note over the term of the notes, consisting of interest payments of $120.00 per $1,000 principal amount note over the term of the notes and a payment at maturity of $1,000 per $1,000 principal amount note. This represents the maximum total payment an investor may receive over the term of the notes.

JPMorgan Structured Investments — Single Observation Callable Yield Notes Linked to the Lesser Performing of the S&P 500® Index and the Russell 2000® Index	PS-6

Example 3: The level of the Lesser Performing Underlying decreases from the Starting Underlying Level of 2,000 to an Ending Underlying Level of 1,200.00 — a Trigger Event has occurred. Because the notes have not been called prior to maturity, a Trigger Event has occurred and the Lesser Performing Underlying Return is -40%, the investor receives total payments of $720.00 per $1,000 principal amount note over the term of the notes, consisting of interest payments of $120.00 per $1,000 principal amount note over the term of the notes and a payment at maturity of $600 per $1,000 principal amount note, calculated as follows:

[$1,000 + ($1,000 × -40%)] + $120.00 = $720.00

Example 4: The level of the Lesser Performing Underlying decreases from the Starting Underlying Level of 2,000 to an Ending Underlying Level of 0 — a Trigger Event has occurred. Because the notes have not been called prior to maturity, a Trigger Event has occurred and the Lesser Performing Underlying Return is -100%, the investor receives total payments of $120.00 per $1,000 principal amount note over the term of the notes, consisting solely of interest payments of $120.00 per $1,000 principal amount note over the term of the notes, calculated as follows:

[$1,000 + ($1,000 × -100%)] + $120.00 = $120.00

The hypothetical returns and hypothetical payments on the notes shown above apply only if you hold the notes for their entire term. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

JPMorgan Structured Investments — Single Observation Callable Yield Notes Linked to the Lesser Performing of the S&P 500® Index and the Russell 2000® Index	PS-7

Historical Information

The following graphs show the historical weekly performance of the S&P 500® Index and the Russell 2000® Index from January 2, 2009 through October 3, 2014. The closing level of the S&P 500® Index on October 3, 2014 was 1,967.90. The closing level of the Russell 2000® Index on October 3, 2014 was 1,104.743.

We obtained the various closing levels of the Underlyings below from Bloomberg Financial Markets, without independent verification. Although Russell publishes the official closing levels of the Russell 2000® Index to six decimal places, Bloomberg Financial Markets publishes the closing levels of the Russell 2000® Index to only four decimal places. The historical levels of each Underlying should not be taken as an indication of future performance, and no assurance can be given as to the closing level of either Underlying on the Observation Date. We cannot give you assurance that the performance of the Underlyings will result in the return of the principal amount of your notes.

JPMS’s Estimated Value of the Notes

JPMS’s estimated value of the notes set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the notes, valued using our internal funding rate for structured debt described below, and (2) the derivative or derivatives underlying the economic terms of the notes. JPMS’s estimated value does not represent a minimum price at which JPMS would be willing to buy your notes in any secondary market (if any exists) at any time. The internal funding rate used in the determination of JPMS’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. For additional information, see “Selected Risk Considerations — JPMS’s Estimated Value Is Not Determined by Reference to Credit Spreads for Our Conventional Fixed-Rate Debt.” The value of the derivative or derivatives underlying the economic terms of the notes is derived from

JPMorgan Structured Investments — Single Observation Callable Yield Notes Linked to the Lesser Performing of the S&P 500® Index and the Russell 2000® Index	PS-8

JPMS’s internal pricing models. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, JPMS’s estimated value of the notes is determined when the terms of the notes are set based on market conditions and other relevant factors and assumptions existing at that time. See “Selected Risk Considerations — JPMS’s Estimated Value Does Not Represent Future Values of the Notes and May Differ from Others’ Estimates.”

JPMS’s estimated value of the notes is lower than the original issue price of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. A portion of the profits realized in hedging our obligations under the notes may be allowed to other affiliated or unaffiliated dealers, and we or one or more of our affiliates will retain any remaining hedging profits. See “Selected Risk Considerations — JPMS’s Estimated Value of the Notes Is Lower Than the Original Issue Price (Price to Public) of the Notes” in this pricing supplement.

Secondary Market Prices of the Notes

For information about factors that will impact any secondary market prices of the notes, see “Selected Risk Considerations — Secondary Market Prices of the Notes Will Be Impacted by Many Economic and Market Factors” in this pricing supplement. In addition, we generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period that is intended to be the shorter of six months and one-half of the stated term of the notes. The length of any such initial period reflects the structure of the notes, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the notes and when these costs are incurred, as determined by JPMS. See “Selected Risk Considerations — The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than JPMS’s Then-Current Estimated Value of the Notes for a Limited Time Period.”

Supplemental Use of Proceeds

The net proceeds we receive from the sale of the notes will be used for general corporate purposes and, in part, by us or one or more of our affiliates in connection with hedging our obligations under the notes.

The notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the notes. See “What Is the Total Return on the Notes at Maturity, Assuming a Range of Performances for the Lesser Performing Underlying?” in this pricing supplement for an illustration of the risk-return profile of the notes and “Selected Purchase Considerations — Exposure to Each of the Underlyings” in this pricing supplement for a description of the market exposure provided by the notes.

The original issue price of the notes is equal to JPMS’s estimated value of the notes plus the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes, plus the estimated cost of hedging our obligations under the notes.

For purposes of the notes offered by this pricing supplement, the first and second paragraphs of the section entitled “Use of Proceeds and Hedging” on page PS-31 of the accompanying product supplement no. 8-I are deemed deleted in their entirety. Please refer instead to the discussion set forth above.

Validity of the Notes

In the opinion of Davis Polk & Wardwell LLP, as our special products counsel, when the notes offered by this pricing supplement have been executed and issued by us and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such notes will be our valid and binding obligations, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the federal laws of the United States of America, the laws of the State of New York and the General Corporation Law of the State of Delaware. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and its authentication of the notes and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the letter of such counsel dated March 29, 2012, which was filed as an exhibit to a Current Report on Form 8-K by us on March 29, 2012.

JPMorgan Structured Investments — Single Observation Callable Yield Notes Linked to the Lesser Performing of the S&P 500® Index and the Russell 2000® Index	PS-9